Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC.
REPORTS FOURTH QUARTER AND 2006 RESULTS
MPW Produced Total Shareholder Return of 69% in 2006
     Birmingham, Ala., January 30, 2007 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter and year ended December 31, 2006.
HIGHLIGHTS
•	Based on year-end industry rankings, 2006 total shareholder return for MPW shareholders was approximately 69%, which was the 2nd highest total shareholder return for all equity REITs and the highest for all healthcare REITs;

•	Converted a troubled asset to a gain in excess of $5.0 million in first quarter of 2007 less than two months after tenant default;

•	Invested approximately $213.0 million in healthcare real estate assets in 2006, including $90 million during the fourth quarter;

•	Further reduced exposure to Vibra with $7.7 million loan paydown in January 2007;

•	Increased 2006 dividends paid by 64% compared to prior year while maintaining policy of paying dividends solely out of cash flow;

•	Fourth quarter funds from operations (“FFO”), before one-time items, was $0.26 per diluted share, a 44% increase over the same period in 2005;

•	FFO before one-time items for the full year 2006 increased 32% to $0.95 per diluted share compared to 2005;

•	Completed a $138 million exchangeable note offering in the fourth quarter;

•	Paid the fourth quarter dividend of $0.27 per common share on January 11, 2007 that was declared on November 16, 2006.

OPERATING RESULTS
     “2006 was a terrific year for MPT and its investors,” said Edward K. Aldag, Jr., MPT’s chairman, president and chief executive officer. “To be ranked number one for all healthcare REITs and number two in all equity REITs in Total Shareholder Return after just two full years of operations is quite an achievement. It took the efforts of the entire MPT team and I am extremely proud of all of them.
     “In 2006, not only did we continue to grow at very fast rates, increasing our investments by more than $213 million, but we also overcame our first real potential negative event. When our tenant failed in the Houston Town and Country project, we had more than $65 million of our investors’ capital at risk. However, due to the healthcare experience of our management team and the detailed and diligent underwriting done on the front end, we were able to turn that negative into a positive in about two months by selling the property in January 2007 for a gain exceeding $5.0 million. Without any interruption to the patient services or employees of the Town and Country facility, we were able to remove the existing tenant, work with a new operator to operate the facility on a temporary basis while we negotiated the best deal possible for our investors. Not only did our investors not lose money, they made money, money that we anticipate being able to reinvest at very competitive rates.
     “Approximately 42% of our 2006 investments were made in the fourth quarter. We expect to be able to continue this momentum of investing into 2007. We continue to expect additional investments in 2007 of more than $200 million.”
     FFO from continuing operations was $10.4 million for the fourth quarter of 2006, which is an increase of 47% over the same period in 2005. On a per diluted share basis, FFO from continuing operations of $0.26 for the fourth quarter increased 44% over fourth quarter 2005 FFO per share of $0.18 per diluted share.
     Net income for the quarter ended December 31, 2006 was $5.6 million, or $0.14 per diluted share, which, due to the one-time charges related to Town and Country, was a decrease of 13%, compared with net income for the corresponding period in 2005 of $6.4 million, or $0.16 per diluted share.
     The previously announced fourth quarter termination of the Houston Town and Country Hospital and Medical Office Building leases, and the subsequent sale of those assets in 2007’s first quarter requires that certain write-offs be recorded in 2006, but the gain on the sale be deferred until 2007. The write-offs in the fourth quarter of 2006 are comprised substantially of accrued straight-line rent of approximately $1,600,000 which would have been collected over the term of the terminated leases and approximately $300,000 in net loans receivable. Other material components of the results of discontinued operations are rental and interest income paid by the former tenant and interest expense.

     For 2006, FFO from continuing operations increased 62% to $37.7 million from $23.2 million for 2005. On a per diluted share basis, FFO from continuing operations was $0.95 per share compared to $0.72 per diluted share for 2005.
     Net income for 2006 was $30.2 million, or $0.76 per diluted share, which was an increase of 54% and 25%, respectively, compared with net income of $19.6 million and $0.61 per diluted share in the corresponding period in 2005.
     Based on operating results for the first eleven months reported by the Company’s tenants, approximately 58% of all tenants’ patient days during the quarter resulted from Medicare patients, while commercial payors, Medicaid, and other reimbursement sources represented 20%, 17% and 5%, respectively of patient days.
FUTURE OPERATIONS
     During the fourth quarter, more than $190 million in new assets were acquired and placed in service. Net operating income in the fourth quarter from those new assets approximated $1.4 million, or $0.04 per diluted share. In the first quarter of 2007, net operating income from those assets is expected to approximate $3.8 million, or $0.10 per diluted share. Aldag commented on his continuing growth expectations, “Our near term pipeline is strong and we expect to announce substantial new investments in the near future. We have a high level of confidence that we will add more than $200 million to our portfolio during 2007. That does not include the Bucks County hospital under development that we expect to complete during the first quarter.”
     Based solely on MPT’s current portfolio, including the effects of the recent sale of Houston Town and Country, the expected full quarter net operating income from the assets added to the portfolio during the fourth quarter, and the recent early payment of Vibra’s note receivable, management expects an FFO run rate for in-place assets to approximate $1.11 per diluted share. Aldag further described the effect of recent transactions on the expected run rate, “We made conscious decisions to restructure our Vibra agreements, which will dilute our 2007 FFO by approximately $0.09 per share in the short term, and to sell, rather than release the Houston hospital, which lowers our 2007 FFO by approximately $0.11. However, our expected gain on sale of the Houston assets should exceed $5.0 million, or approximately $0.13 per share. We made these decisions because we believe we can quickly reinvest in high-yielding healthcare real estate, the result of which will be a stronger and more stable portfolio.”
     The in-place run rate is expected to increase based on the amount, timing and terms of acquisitions and developments to be completed during 2007. The estimate could decrease if tenants are unable to pay rent and interest in accordance with the terms of their agreements, if general and administrative costs increase, and possibly if the company sells additional common equity. Interest rate fluctuations on the company’s variable rate debt may also cause the in-place run rate to increase or decrease.

TAX TREATMENT OF 2006 DIVIDENDS
     In 2006, Medical Properties Trust, Inc. (MPT) declared total dividends of $0.99 per share as follows:

						Unrecaptured Sec.
	Date	Date of	Date			1250 Gain (Total
Amount	Declared	Record	Paid	Allocable to 2006	Return of Capital	Capital Gain)	Allocable to 2007
$0.18	November 18, 2005	December 15, 2005	January 19, 2006	$0.083832	—	—	—
$0.21	February 16, 2006	March 15, 2006	April 12, 2006	$0.210000	—	—	—
$0.25	May 18, 2006	June 15, 2006	July 13, 2006	$0.250000	—	—	—
$0.26	August 18, 2006	September 14, 2006	October 12, 2006	$0.071249	$0.181671	$0.007080	—
$0.27	November 16, 2006	December 14, 2006	January 11, 2007	—	—	—	$0.270000
     Of the fourth quarter 2006 dividend that was declared on November 16, 2006, none will be taxable to stockholders as part of their 2006 dividend income and all will be allocable to 2007. Of the third quarter 2006 dividend that was declared on August 18, 2006, $0.071249 will be taxable to stockholders as part of their 2006 dividend income, $0.181671 will be treated as a return of capital and $.007080 will be treated as total capital gain, all of which is unrecaptured Sec. 1250 gain. Similarly, of the fourth quarter 2005 dividend that was declared on November 18, 2005, $0.083832 is taxable to stockholders as part of their 2006 dividend income and $0.096168 was taxable as 2005 dividend income. Accordingly, dividends totaling $0.615081 will be reported as ordinary dividends and $0.007080 will be reported as total capital gain, all of which is unrecaptured Sec. 1250 gain, on Form 1099-DIV for 2006. Regarding the dividends included in the 2006 Form 1099-DIV, no amount is considered to be “qualified dividends” (i.e. eligible for the lower individual tax rates).
CONFERENCE CALL AND WEBCAST
     The Company has scheduled a conference call and webcast for Tuesday, January 30, 2007 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter and year ended December 31, 2006. The dial-in number for the conference call is 866-510-0676 (U.S.) and 617-597-5361 (International), and the passcode is 11270568. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode 51663150 for the replay.

About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should’ and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, concerning the payment of future dividends, if any, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of general and administrative expense, the gain on the sale of Town & Country Hospital and MOB, the costs associated with the sale of Town & Country Hospital and MOB, the timing of Vibra’s debt repayment, net income per share and FFO per share in 2006 and FFO in 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2005 and the final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				(Restated)

Revenues
Rent billed	$9,654,104	$6,287,878	$32,190,772	$20,867,466
Straight-line rent	2,265,580	979,726	5,952,442	4,764,527
Interest income from loans	3,968,586	1,257,695	12,328,218	4,820,552

Total revenues	15,888,270	8,525,299	50,471,432	30,452,545
Expenses
Real estate depreciation and amortization	2,195,315	1,195,941	6,704,924	4,182,731
General and administrative	2,335,493	2,304,735	10,190,850	8,016,992

Total operating expenses	4,530,808	3,500,676	16,895,774	12,199,723

Operating income	11,357,462	5,024,623	33,575,658	18,252,822
Other income (expense)
Interest income	78,049	602,326	515,038	2,091,132
Interest expense	(3,597,848)	—	(4,417,955)	(1,521,169)

Net other income	(3,519,799)	602,326	(3,902,917)	569,963

Income from continuing operations	7,837,663	5,626,949	29,672,741	18,822,785
Income (loss) from discontinued operations	(2,244,193)	817,562	486,957	817,562

Net income	$5,593,470	$6,444,511	$30,159,698	$19,640,347

Per share amounts — basic and diluted:
Income from continuing operations	$0.20	$0.14	$0.75	$0.58
Income (loss) from discontinued operations	(0.06)	0.02	0.01	0.03

Net income	$0.14	$0.16	$0.76	$0.61

Weighted average shares outstanding — basic	39,634,127	39,307,358	39,537,877	32,329,856
Weighted average shares outstanding — diluted	39,937,776	39,422,409	39,701,976	32,381,574

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Assets		(Restated)
Real estate assets
Land	$33,809,593	$21,430,000
Buildings and improvements	388,135,339	203,683,738
Real estate held for sale	62,967,157	56,187,747
Construction in progress	57,432,264	45,913,085
Intangible lease assets	15,787,615	9,666,192
Mortgage loans	105,000,000	40,000,000

Gross investment in real estate assets	663,131,968	376,880,762
Accumulated depreciation and amortization	(12,064,023)	(5,661,201)

Net investment in real estate assets	651,067,945	371,219,561

Cash and cash equivalents	4,102,873	59,115,832
Interest and rent receivable	11,893,513	2,236,732
Straight-line rent receivable	12,686,976	7,213,591
Loans	45,172,830	45,813,486
Other assets of discontinued operations	6,890,919	2,224,295
Other assets	12,941,689	7,629,220

Total Assets	$744,756,745	$495,452,717

Liabilities and Stockholders’ Equity
Liabilities
Debt	$304,961,898	$65,010,178
Debt — real estate held for sale	43,165,650	35,474,342
Accounts payable and accrued expenses	30,386,858	17,611,195
Liabilities of discontinued operations	—	2,317,705
Deferred revenue	14,615,609	5,201,488
Obligations to tenants	6,853,759	11,386,801

Total liabilities	399,983,774	137,001,709

Minority interests	1,051,835	2,173,866

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding — 39,585,510 shares at December 31, 2006, and 39,345,105 shares at December 31, 2005	39,586	39,345
Additional paid in capital	356,678,018	359,588,362
Distributions in excess of net income	(12,996,468)	(3,350,565)

Total stockholders’ equity	343,721,136	356,277,142

Total Liabilities and Stockholders’ Equity	$744,756,745	$495,452,717

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

			For the Three	For the Three
	For the Year Ended	For the Year Ended	Months Ended	Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

FFO information
Net income	$30,159,698	$19,640,347	$5,593,470	$6,444,511
Depreciation and amortization	6,704,924	4,182,731	2,195,315	1,195,941

Funds from operations	36,864,622	23,823,078	7,788,785	7,640,452
(Income) loss from discontinued operations	(486,957)	(817,562)	2,244,193	(817,562)
Depreciation — discontinued operations	1,301,788	221,630	330,759	221,630

Funds from continuing operations	$37,679,453	$23,227,146	$10,363,737	$7,044,520

Per diluted share data:
Net income per share, basic and diluted	$0.76	$0.61	$0.14	$0.16
Depreciation and amortization	0.17	0.13	0.05	0.03

Funds from operations	0.93	0.74	0.20	0.19
(Income) loss from discontinued operations	(0.01)	(0.03)	0.05	(0.02)
Depreciation — discontinued operations	0.03	0.01	0.01	0.01

Funds from continuing operations	$0.95	$0.72	$0.26	$0.18

FFO per share, basic	$0.93	$0.74	$0.20	$0.20

FFO per share, diluted	$0.93	$0.74	$0.20	$0.19

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.